UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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Northland Cable Properties Seven Limited Partnership
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP
101 Stewart Street, Suite 700
Seattle, Washington 98101
December 28, 2007
Dear Investor:
Enclosed please find a copy of proxy materials being sent to all limited partners in Northland Cable Properties Seven Limited Partnership (“NCP-Seven”). The information being distributed contains a proxy statement which describes two separate proposals. The first proposal will provide authority for NCP-Seven to sell substantially all of its existing assets to Green River Media and Communications, LLC (“Green River”), an independent third-party buyer. The second proposal will provide authority for NCP-Seven to sell substantially all of its existing assets to its managing general partner, Northland Communications Corporation, if and only if the sale to Green River is not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Seven and Green River, or in the event that the proposed transaction with Green River is otherwise terminated prior to such date.
Pursuant to the first proposal in the proxy statement, if the requisite majority of limited partners approve the proposed transaction, NCP-Seven will sell all of its cable television systems and substantially all of its other assets to Green River for $19,950,000 in cash. NCP-Seven received offers to purchase the assets from various third parties through a bid process. For detailed information regarding the bid process and its results, please refer to the proxy statement.
Pursuant to the second proposal in the proxy statement, if the requisite majority of limited partners approve the proposed transaction, NCP-Seven will be authorized to sell all of its cable television systems and substantially all of its other assets to its managing general partner, Northland Communications Corporation, if and only if the sale described in the first proposal is not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Seven and Green River, or in the event that the proposed transaction with Green River is otherwise terminated prior to such date. This sale would take effect on substantially the same terms, conditions, and purchase price as the proposed transaction with Green River. This second proposal was contemplated as a contingency plan in the event that the first proposal was not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Seven and Green River, or in the event that the proposed transaction with Green River is otherwise terminated prior to such date. The managing general partner expects the transaction with Green River Media and Communications, LLC to be consummated before March 31, 2008 if a majority of limited partners approve the first proposal.
If either proposed sale transaction is consummated and NCP-Seven is dissolved and wound up, projected cash distributions to be made to the limited partners of NCP-Seven would total $720 per $1,000 investment. Distributions to limited partners will be made in the following estimated payments. The initial distribution, which is projected to be $640 per $1,000 investment ($320 per $500 unit), should occur in early March, 2008. The final distribution to limited partners will be made 18 months from the date of closing and will come from proceeds of a holdback escrow account which is estimated to be $80 per $1,000 investment ($40 per $500 unit) plus any interest accumulated on the escrow funds. Additionally, NCP-Seven on behalf of its limited partners will pay a required non-resident state income tax resulting from the proposed sales out of purchase price proceeds to the state of Georgia in the aggregate amount of $16 per $1,000 investment. The tax effect of all proceeds will depend on the individual limited partner’s tax situation. We strongly encourage limited partners to consult their personal tax advisors and read the proxy statement section titled, “Federal and State Income Tax Consequences of the Proposed Transaction.” The cumulative total in cash that is projected to be received by limited partners over the life of the partnership is $861 per $1,000 investment which includes cash distributions totaling $125 per $1,000 investment ($62.50 per $500 unit) made to limited partners between the first quarter of 1990 and the first quarter of 1996. For a detailed discussion of the assumptions underlying the above estimates and other information relevant to the estimated distributions to limited partners please read the proxy statement section titled, “Dissolution and Liquidation Consequences of the Proposed Sales.”
Please read the proxy statement to familiarize yourself with the potential sale of the cable television systems owned by NCP-Seven. In addition, please sign and deliver your vote on each proposal on the enclosed green colored proxy card by February 22, 2008. A self-addressed, stamped envelope has been provided for your convenience. Approval of the two separate proposals are subject to the affirmative vote of the holders of a majority of the outstanding units of limited partnership interest.
If you have any questions concerning the proxy statement, please contact our Investor Relations Department at (800) 448-0273.
With kindest regards.
Sincerely,
Northland Cable Properties Seven Limited Partnership
Northland Communications Corporation,
Managing General Partner

/s/ RICHARD I. CLARK
Richard I. Clark
Vice President
Enclosures